Exhibit 99.2

Closing Remarks of Raymond V. Gilmartin,
Chairman, President, and Chief Executive Officer,
Merck & Co., Inc.
at the
2004 Annual Business Briefing
Whitehouse Station, New Jersey

Dec. 14, 2004

     Before we open the floor for your questions, I again want to thank you for being with us today and for your interest in Merck. I also want to thank my colleagues for their presentations.

     Over the course of this meeting, we have described for you our perspectives on 2004, particularly with respect to our decision to voluntarily withdraw VIOXX from the market, and our vision for Merck’s future.

     As I said earlier, Merck’s response to the VIOXX withdrawal was swift and effective. Our focus now is on the future – on renewing the growth of the company. The situation we face is not business as usual, but the long-term strategy we have in place is still very much the right one, given the environment in which Merck and the rest of the industry will be operating in the years ahead.

     Patients, physicians, and payers will continue to demand even greater value. The scientific and technological revolutions now underway will offer tremendous opportunities. These factors have caused us to change just about everything we do here at Merck, across the entire company. The only things we haven’t changed are our commitments to patient safety, to the highest ethical standards, and to excellence and integrity in our science.

     Let me summarize for you some of the key changes which will enable us to renew Merck’s growth.

     First, we are working to increase the probability of success in the labs and accelerating both early and late stage development efforts.

     Second, the reductions we are achieving in our cost structure will enable us to offer our new drugs and vaccines at competitive prices.

     Third, the market-driven redesign of our marketing and selling model means we will be able to give providers and payers the extra value they are looking for from Merck, in terms of high quality clinical and scientific educational materials and programs, as well as allowing us to better support both our in-line and new products.

     Fourth, we are accelerating the pace of change already underway and across the board, to make certain we are positioned to meet the opportunities and challenges that lie ahead.

     Fifth, our financial strength enables us to invest in the business to drive growth, as well as supports significant shareholder returns.

     Taken together, the changes we are making will help us renew the growth of this Company. They respond to current events, address the environment in which we operate, and anticipate future needs of patients, physicians and payers.

     So again, thank you for joining us today. Now we would be happy to take your questions.

Forward-Looking Statement

     These remarks contain “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding product development, product potential or financial performance. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Merck undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in these remarks should be evaluated together with the many uncertainties that affect Merck’s business, particularly those mentioned in the cautionary statements in Item 1 of Merck’s Form 10-K for the year ended Dec. 31, 2003, and in its periodic reports on Form 10-Q and Form 8-K which the company incorporates by reference.

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